MANUFACTURING, MARKETING AND DISTRIBUTION
AGREEMENT

BANJO MINNOW

This Agreement ("Agreement") is by and between BANJO BUDDIES ("Banjo") a Maine Corporation, 100 Route 201, P.O. Box 100, The Forks, ME 04985 and DIRECT SUCCESS LLC #3 (''Direct Success"), 575 Anton Boulevard, Suite 590, Costa Mesa, California 92626, a California Corporation, both of which are sometimes referred to herein as a "party" or the "parties."

WHEREAS, Banjo has invented and developed a fishing lure product currently known as "Banjo Minnow" (the "Product”, and when more than one - "Products"); and

WHEREAS, Direct Success is in the business, among other things, of manufacturing, advertising, marketing and distributing products in various media, including television, print, and retail; and

WHEREAS, the parties wish to set forth in this Agreement their understanding of the terms, and conditions upon which Banjo will grant to Direct Success rights to manufacture, use, distribute, sell, advertise, promote and otherwise exploit the Products.

NOW THEREFORE in consideration of the premises and the mutual promises and undertakings set forth herein, and intending to be legally bound hereby, the parties agree as follows:

1.           Manufacturing, Marketing and Distribution Rights.

1.1           Grant of Rights. Banjo hereby grants to Direct Success during the Term the following rights (the "Manufacturing, Marketing and Distribution Rights"), which Direct Success may, but is not obligated to, exercise alone or through any one or rnore of its affiliates or contract out through other companies:

(a)           Generally. The exclusive right, license and privilege during the Term (as hereafter defined) and throughout the World (the "Territory") to manufacture, use, distribute, sell, advertise, promote and otherwise exploit the Products and all improvements, line extensions and modifications thereof by any and all means and media, in any and all markets including but not limited to broadcast, cable, satellite and all other forms of television transmission now existing or hereafter developed, including without limitation, infomercials, commercial spots, promos, television shopping programs such as QVC and HSN, radio, electronic and computer retailing media (such as the Internet), an print media, direct mail solicitation, package inserts, inbound and outbound telemarketing, credit card syndication, CD-ROM, catalog sales, retail sales, and all other channels or means of distribution now existing or hereafter developed;

(b)           Use of Patents; Know-How; Secret Formula.  The right to use any U.S. and foreign patents that exist or that may issue that include claims embodied in, or that read on, the Product and on like or related matter developed, owned or controlled by Banjo (collectively referred to as the "Patents"), and all know- how and secret formulas that may be in the possession or control of Banjo relating to the manufacture of the Products;

(c)           Use of Trademarks. The exclusive right to use any and all trademarks that Banjo may own or control with respect to the Product, including “Banjo” (the "Trademarks”), and the right to advertise, promote, market, sell and distribute the Products under or in connection with such other trademarks or identifying names or marks as Direct Success may determine.  Notwithstanding the above, Banjo will be allowed to market and distribute the Product and other products bearing the Banjo name on the internet, subject to the conditions noted in Section 2.4. Banjo warrants that it has the exclusive rights to use the Banjo trademark;

(d)           Use of Banjo’s Artwork.  The right to copy and use any and all artwork and promotional materials that Banjo may own or control with respect to the Products (“Banjo's Artwork”), copies of all of which Banjo shall make available to Direct Success for this purpose;
(e)           Names, Likenesses and Endorsements.  The right to use all names, likenesses (including, without limitation, photographs, illustrations, films and videotapes), endorsements and testimonials of all endorsers and other persons that Banjo may own or control with respect to the Products except Bill Dance, Joe Renosky, and any of Joe Renosky's suppliers;

(f)           Packages.  The right to develop such groupings, ensembles, configurations and packaging of the Products and either ancillary goods for sale as Direct Success may determine; and

(g)           Subdistributors. The right to appoint such sub-distributors (other than Tristar) as Direct Success, in its sole judgment, may deem appropriate in order to market and distribute the Products.

1.2           Exclusivity.  During the term of this Agreement, Banjo shall not directly or indirectly, either alone or in participation with any other person or entity, engage in or be involved with manufacturing, marketing or distributing the Product, or any other products similar in design, composition, content or function to the Product, or any other product under the Banjo Minnow name, except through the Internet as noted in Section2.4 and except to and for the benefit of Direct Success as provided herein.

1.3           Prices.  Direct Success, in its sole judgment, shall have the right to sell and distribute the Products at such prices, and on such terms and conditions (including shipping and handling charges), as Direct Success may establish.

1.4           Qualitv Control.   Direct Success shall adhere to any reasonable requests and directions of Banjo relating to the maintenance of the quality of the Products manufactured pursuant to the terms of this Agreement.

1.5           Third Party Contract Manufacturer. Direct Success intends and is authorized to manufacture the Products by contract with a third party manufacturer.

2.           Consideration to Banjo.  Direct Success will pay Banjo a royalty on all sales including Test Marketing sales based on the combined amount of Television Gross Sales and Other Gross Sales (“Combined Sales”). For cumulative Combined Sales less than $10,000,000.00 the royalty percentage will be three percent (3%); for Combined Sales from $10,000,000.00 to $20,000,000.00 the royally percentage will be increased to four percent (4%); and for Combined Sales in excess of S20,000,000.000 the royalty percentage will increase to five percent (5%).

2.1           Royalties will be paid be paid quarterly within 30 days of each quarter's end by Direct Success to Banjo on Television Gross Sales, as defined below, and Other Gross Sales as defined below, in accordance with the provisions below (the aforesaid royalties are sometimes referred to collectively herein as "Royalties"). Royalty statements shall accompany all royalty payments and itemize Kits and Upsells and, where practicable, the categories of sales, media expenditures and prices charged for the Products. Delinquent royalty payments shall bear interest at 10% per annum.

2.2           "Television Gross Sales" shall mean the gross monies received by Direct Success or any Direct Success parent, subsidiary or affiliated company or otherwise credited to Direct Success's account any wherein the Territory in connection with the sale of Product and Upsell via inbound telephone calls, remittances mailed in, or other means, in response to the televising of the Commercial, after deducting therefrom:

(a)           All payments to customers on account of rejection or return of any products;

(b)           All losses due to credit card chargebacks and bad checks;

(c)           All applicable state sales taxes if collected; and

In the event Direct Success assigns or retains a third party to independently market the Product on television in the United States, the applicable royalty percentage noted in Section 2 above due Banjo shall accrue and be paid by Direct Success on sales as if they were made by Direct Success.

2.3           “Other Gross Sales” shall mean the gross monies received by Direct Success or credited to Direct Success's account anywhere in the Territory in connection with the sale of Product and Upsell via any means or media other than those specified as Television Gross Sales including, without limitation, cross promotion, continuity, radio, print, direct mail, direct sales, telemarketing and telemarketing reads, credit card syndication, catalogs, retail and wholesale, after deducting therefrom:
(a)           All payments to customers on account of rejection or return of any products;

(b)           All losses due to credit card chargebacks and bad checks;

(c)           All applicable state sales taxes if collected; and

2.4(a)           Internet Kit Sales. Direct Success shall assume exclusive management of Internet Kit Sales operations (i.e. all revenues and expenses shall belong to Direct Success until such time that this Agreement is terminated or Direct Success returns management operations of Internet Kit Sales to Banjo) from the date the Infomercial first airs/tests. If Direct Success elects not to continue ownership and management of Internet Kit Sale, Banjo may, at its option, purchase as much as 60 days of inventory (if available) from Direct Success at Direct Success' costs; Direct Success shall pay Banjo a non refundable but recoupable monthly royalty advance of $2,700.00 ($32,400.00/12) due on the date the Infomercial first airs/tests and on each 30 day anniversary thereafter. This $2,700.00 non-refundab1e but recoupable monthly advance will continue to be paid by Direct Success to Banjo at the beginning of each month that Direct Success desires to retain management of these operations. To maintain management and ownership of Internet Kit Sales, Direct Success shall pay Banjo an additional advance calculated as the difference between$32,400.00 less the total of the previously paid monthly non-refundable advances of $2,700.00 on or before six months from the date the Infomercial first airs/tests. During the time Direct Success assumes management and operations for Internet Kit Sales, these sales will be treated as Other Gross Sales for royalty calculation purposes.

(b) Internet Parts Sales. Banjo shall market Internet Part Sales and other non-kit products bearing the Banjo name at its own expense and shall retain all profits from its efforts until such time as Direct Success, at its option, elects to assume management of operations of Internet Parts Sales. Direct Success shall provide a link to Banjo's website on any website created by Direct Success for Products sales until such time that Direct Success elects to assume the management of operations of Internet Part Sales. At that time, all revenues and expenses will belong to Direct Success until this Agreement is terminated, at which time they shall revert back to Banjo. If Direct Success assumes ownership and management of Internet Part Sales, Direct Success will purchase Banjo's non-defective existing parts inventory from Banjo at Banjo's costs. Direct Success shall pay Banjo a non refundable but recoupable monthly royalty advance of  $2,000.00 due on the date the Infomercial first airs/tests and on each 30 day anniversary thereafter. This $2,000.00 non-refundable but recoupable monthly advance will continue to be paid Banjo at the beginning of each month until Direct Success elects to assume management of these operations. To maintain management and ownership of Internet Part Sales, Direct Success shall pay Banjo the difference between S18,000.00 less the total of the previously paid monthly non-refundable advances of S2,000.00 on or before six months from the date the Infomercial first airs/tests. During the time Direct Success assumes management and operations for Internet Parts Sales, these sales will be treated as Other Gross Sales for royalty calculation purposes.

2.5           A Product shall be deemed to have been sold when payment has been received therefore.

2.6           Sale of Banjo Marketing Rights. Direct Success shall not knowingly sell its rights to any entity owned partially or in full by Tristar, Keith Mirchandani, or Joe Renosky . In the event Direct Success desires to sell its rights under this Agreement to an entity other than to Tristar, Keith Mirchandani, or Joe Renosky, Direct Success will pay Banjo a percentage of the net cash proceeds of such sale to Banjo within 30 days of receipt by Direct Success as follows:
If such Sale of Banjo Marketing Rights consummates within twelve (12) months from the date of the first airing of the Commercial Direct Success will pay Banjo forty percent. (40%) of the net proceeds; if such Sale of Banjo Marketing Rights consummates more than twelve (12) months but less than twenty four (24) months from the date of the first airing of the Commercial, Direct Success will pay Banjo thirty percent (30%) of the net proceeds; and if such Sale of Banjo Marketing rights consummates more than twenty four (24) months from the dateof the first airing of the Commercial, Direct Success will pay Banjo twenty percent (20%) of the net proceeds.  Net proceeds shall be defined as gross proceeds less any of the fol1owing: business broker costs, legal fees, escrow fees, any costs of inventory to be sold as part of the sale transaction, the amount of any outstanding indebtedness of Direct Success to be paid from the proceeds of the sale including capital and loans from Direct Success, Inc. and third party lenders or distribution partners, but excluding any loans to officers, directors, employees or other Direct Success insiders, any third party royalties on the sale, any prepaid royalties previously paid to Banjo, and any other costs directly associated with the sale, all of the foregoing to be determined under Generally Accepted Accounting Principles.

2.7           Music Royalties. Direct Success shall pay Banjo 50% of the music royalties it receives, if any, within 30 days of its receipt.

2.8           Audit Rights.   Direct Success shall maintain complete and accurate books and records with respect to all matters set forth herein. During the Term, and for a period of one (1) year thereafter, Banjo shall have the right, at Banjo's expense, not more than once in each annual calendar period, to have its representative examine Direct Success' books and records including, without limitation, all purchase orders, invoices, checks received, all debts and credits to customers, all records regarding the number of units of the Product sold, actual selling prices, shipping and handling charges, tax charges, fulfillment reports, telemarketing reports, airing dates, those parties from whom airtime was purchased, media expenses, and Royalties due to Banjo hereunder, and to make photocopies and extracts thereof. Such examination shall take place during normal business hours at the place where such books and records are regularly kept. Any adjustments in payment resulting from such examination shall be payable to Banjo within thirty (30) days after completion of such examination and the delivery to Direct Success of a written copy thereof. If any such examination shall determine that Direct Success has paid to Banjo less than ninety-five (95%) of the Royalties owed to Banjo for the subject accounting period(s), then Direct Success shall, upon demand, pay Banjo for the actua1 cost of conducting such examination.

3.           Television Direct Response and Other Advertising

3.1           Commercial

(a)           Generally.  Direct Success shall, through its employees, agents and/or independent contractors, to produce a short and/or long form television commercial ("the Commercial") which will describe, display and promote the benefits to be derived from the use of the Product and offer the Product for sale to the general public.  Banjo has provided to Direct Success videotapes of “Live Strike" footage to be used in the Commercial.

(b)           Production/Editing. Production/editing work for the Commercial shall be performed at such studio location, or facility as may be determined by Direct Success in its sole judgment.  It is contemplated that such work will be done by Script to Screen, Inc. which has an affiliation with Direct Success. Direct Success shall he solely responsible for selecting and engaging hosts, product demonstrators and other persons to appear in the Commercial and any additional infomercials or commercials.  Direct Success shall at its expense, perform or cause to be performed all work necessary to produce and edit the Commercial.

3.2           Broadcast of Commercial. Direct Success shall have exclusive control over and shall be responsible for the broadcast, performance, and transmission of the Commercial via broadcast, cable and satellite television, at such times, with such frequency, in such markets, and on such networks and stations as Direct Success, in its sole judgment, may determine.

3.3           Test Marketing. If Direct Success does not test the Commercial on or before January 1,2004 or when product is available, whichever is later, this Agreement shall terminate. Direct Success will conduct test marketing of the Products by airing the Commercial, at its own expense, at such times, with such frequency, in such markets, and on such networks and stations as Direct Success, in its sole judgment may determine (“Test Marketing”). Direct Success shall evaluate the results of the Test Marketing and determine, in its sole judgment, whether Test Marketing has been successful. This Agreement will terminate if Direct Success does not “roll out" the Commercial within six months that the infomercial first airs/tests.

3.4           Advertising and Distribution Costs.  Direct Success shall bear all costs incurred in connection with the advertising, marketing and distribution of the Products by Direct Success, including the costs of purchasing media, order processing, payment processing, order fulfillment and Customer service.

3.5           Use of Wayne Hockmeyer as a Spokesperson. Direct Success shall use Wayne Hockmeyer in the Commercial as a spokesperson for the Product. Banjo will make Wayne Hockmeyer available to appear in the Commercial as a spokesperson for the Product, at no additional charge to Direct Success other than reasonable travel and accommodation related expenses.

4.           Proprietary Rights.

4.1           Banjo's Intellectual Property.

(a)           Generally. Subject to the rights granted to Direct Success under this Agreement, all right, title and interest in and to the design of the Products, the Patents, Know-How, Trademarks, and Banjo's Artwork (collectively "Banjo's Intellectual Property"), is and shall remain the sole property of Banjo, and neither Direct Success nor any third party shall acquire any right, title or interest in Banjo's Intellectual Property by virtue of this Agreement or otherwise, except as expressly provided herein. Banjo shall have reasonable approval rights overuse of the Banjo Intellectual Property. Any unauthorized use of Banjo's Intellectual Property by Direct Success shall be deemed an infringement of the rights of Banjo therein. Direct Success shall not in any way or at any time dispute or attack the validity or contest the rights of Banjo in or to any of Banjo's Intellectual Property. The provisions of this Section 4.1(a) are subject in all respects to the accuracy of the representations and warranties of Banjo given pursuant to Section 5.3.

(b)           Enforcement of Rights. Banjo may at its expense enforce Banjo's rights in Banjo's Intellectual Property against infringement thereof.  If Direct Success requests Banjo enforce such rights and Banjo declines to do so, Direct Success shall have the right (but shall not be required) to enforce such rights, and may do so in Banjo's name with Banjo's written agreement. The party enforcing the rights shall be responsible for its own legal fees and expenses incurred in such enforcement efforts, but shall first be reimbursed for such expenditures from any recovery obtained.  All monies recovered in excess of such expenditures shall be treated as Other Gross Sales and will be subject to the royalty noted in Section 2. Direct Success shall fully inform Banjo of the status of any such enforcement efforts undertaken by Direct Success.

4.2           Direct Success' Intellectual Property. All right, title and interest in and to the entire editorial, visual, audio, and graphic content of all advertisements and promotional materials developed by Direct Success in connection with its activities under this Agreement, any new trademarks developed by Direct Success to be used in conjunction with sales of the Product, any commercials that Direct Success produces including the Commercial, and all related materials and the contents thereof (collectively, "Direct Success' Intellectual Property") shall be and remain the sole property of Direct Success until this Agreement is terminated, and neither Banjo nor any third party shall acquire any right, title or interest in Direct Success' Intellectual Property by virtue of this Agreement or otherwise. Any unauthorized use of any of Direct Success' Intellectual Property by Banjo shall be deemed an infringement of the rights of Direct Success therein. Banjo shall not in any way or at anytime dispute or attack the validity or contest the rights of Direct Success in or to any of Direct Success' Intellectual Property. Notwithstanding the above, all strike footage and rights thereto provided by Banjo shall be returned to Banjo upon termination of this Agreement as well as all Commercial footage including source tapes and Banjo shall be assigned any of the intellectual property developed by Direct Success for the Product noted above.  All of the Direct Success rights and obligations in this Agreement shall be assigned including the rights to market the Commercial or any parts thereof to Banjo provided these rights haven't been sold pursuant to Section 2.6.

4.3           Customer List. Direct Success may compile a list of the names and addresses of persons and entities who order the Products through it or its affiliates or are otherwise targeted by or on behalf of it or its affiliates as potential customers of the Products (the "Customer List"). The Customer list shall be the sole property of Direct Success, however fifty percent (50%) of any net revenue derived from the sale or rental of the list shall be paid from Direct Success to Banjo. Notwithstanding the above, upon termination, Banjo shall own the Customer List outright and be entitled to 100% of any revenue derived from its exploitation.

5.           Banjo's Representations, Warranties and Covenants.

5.1           Proprietary Rights. Banjo represents, warrants and covenants to Direct Success that:

(a)           Power and Authority. Banjo has and shall have all necessary power and authority to grant to Direct Success all of the rights and privileges granted pursuant to this Agreement.

(b)           No Infringement. Neither the granting of the rights and privileges granted hereunder nor the exercise thereof by Direct Success in accordance with the terns of this Agreement will, to the best of Banjo's knowledge and belief, infringe or otherwise violate the intellectual property or other proprietary rights of any person or entity.

(c)           No Adverse Claims. Banjo has not been and is not, as of the date of this Agreement, a party to any litigation enforcing or defending Banjo's rights in, to or with respect to the Products other than with Joe Renosky, and is not aware of any claims or demands made or threatened by any person or entity involving the validity of Banjo's rights in, to or with respect to the Products.

(d)           Applicable Patents, Copyrights, Trademarks and Licenses.
Banjo will at the time of execution of this Agreement, and thereafter, make available to Direct Success through its attorney, copies of all patents, patent applications, abstracts of all copyright registrations, copyright applications, trademark registrations, trademark applications, licenses and other agreements and instruments (and all amendments, supplements, and modifications thereof) relating to the Products which are now in existence or which Banjo shall obtain, file or enter into during the term of this Agreement.

(e)           Intellectual Property Is Owned Solely by Banjo.  Banjo solely owns all of Banjo's Intellectual Property.

6.           Additional Representations and Warranties.Each party represents and warrants to the other as follows:

6.1           Power and Authority.  It has all requisite power and authority to enter into this Agreement, and has duly authorized by all necessary action the execution and delivery hereof by the officer or individual whose name is signed on its behalf below.

6.2           No Conflict. The execution and delivery of this Agreement by it, and the performance of its obligations hereunder, do not and will not conflict with or result in a breach of or a default under its organizational instruments or any other agreement, instrument, order, law or regulation applicable to it or by which it may be bound.

6.3           Binding Effect. This Agreement has duly and validly executed and delivered by it and constitutes its valid and legally binding obligation, enforceable in accordance with it terms.

7. Insurance.   Direct Success will obtain and maintain at its sole expense during the Term hereof a comprehensive general liability and product liability insurance policy with minimum limits of One Million Dollars ($1,000,000.00) per incident and Two Million Dollars ($2,000,000.00) in the aggregate as well as a product liability insurance policy, naming Banjo and its respective officers, directors, and employees as additional insured. Such insurance policies shall provide that they cannot be canceled or modified without the insured first giving Banjo a thirty (30) days prior written notice. Direct Success will indemnify and hold Banjo harmless from all claims arising out of the advertising materials or sale of the product (except with respect to any claim contesting Banjo's right to grant Direct Success the rights set forth in Section 1.1.

8.           Term. Unless sooner terminated in accordance, with the  provisions of Section 9, this Agreement shall remain in full force and effect for one year from the date the Infomercial first airs/tests (the "Initial Term"). This Agreement shall then be automatically extended for ten additional successive one-year periods (the "Extension Periods", which together with the Initial Term are herein referred to as the "Term") provided that Direct Success has paid Banjo, during the Initial Term and during each Extension Period, at least$90,000 in Royalties or fees in lieu of Roya1ties per year.

9.           Termination.

9.1           Termination Events.

(a)           Expiration. Unless extended pursuant to the provisions of Section 8, this Agreement shall expire upon the expiration of the respective Term without the need for further action by either of the parties.

(b)           Election by Direct Success Not to Proceed.  If Direct Success determines at any time during the Term that it does not intend to continue with marketing of the Products, then Direct Success shall promptly notify Banjo and this Agreement, subject to the provisions of Section 9.3, shall terminate on Banjo's receipt of such notice. Notwithstanding the above, no termination shall relieve Direct Success' obligation to make royalty payments to Banjo on sales made on account for Direct' Success.

(c)           Termination Upon Breach.   Either party may terminate this Agreement upon 30 days written notice to the other party upon the material breach by the other party of any of its material representations, warranties, covenants or agreements contained in this Agreement.  Upon the expiration of such notice period, this Agreement shall terminate without the need for further action by either party; provided however, that if the breach upon which such notice of termination is based shall:

(i)           Have been fully cured to the reasonable satisfaction of the non-breaching party within such 30 day period, or

(ii)           Not be capable of cure within such 30 days but can be cured within a reasonable time thereafter, and the breaching party is taking reasonable steps to effect such a cure and it is in fact cured within 75 days, then such notice of termination shall be deemed rescinded, and this Agreement shall be deemed reinstated and in full force and effect. Such right of termination shall be in addition to such other rights and remedies as the terminating party may have under applicable law.

(d)           Early Termination for Failure to Broadcast Commercial.
This Agreement shall automatically terminate if Direct Success does not initiate test marketing of the Commercial promoting the Product in an amount of at least $50,000 in TV media buys on or before eight months following full execution of this Agreement unless the delay is beyond Direct Success' reasonable control.

9.2           Obligations Deemed Fulfilled in the Event of Early Termination.
Any early termination pursuant to Section 9.1(b) or (d) of this Agreement shall not be viewed to be a breach of this Agreement.  Unless either of the parties has separately breached a commitment made elsewhere in this Agreement, such parties shall be deemed to have fulfilled all of their obligations hereunder, except those which by their nature survive the termination of the Term (e.g. warranties and representations, payment obligations, confidentiality and indemnifications, etc.).

9.3           Limited Sales Rights After Termination. For a period of six months following the expiration or termination of the Manufacturing, Marketing and Distribution Rights granted in Section 1.1 of this Agreement, Direct Success shall retain non-exclusive rights to advertise, market, and sell the Products in the same manner at provided for in this Agreement until it has sold all of its existing inventory of the Product and any Product for which it placed a purchase order or for which it has entered into an agreement of sale provided Direct Success continues to pay Banjo its royalty.  Banjo may purchase any of Direct Success inventory at this time at Direct Success' costs plus ten percent (10%).

10.           Confidentiality.

10.1           Generally. All customer lists, price lists, written and unwritten marketing plans, techniques, methods and data, sales and transaction data, all technology and know-how relating to the manufacture of the Products, and other information designated by either party as being confidential or a trade secret, shall constitute confidential information of such party (“Confidential Information”).  Either party receiving Confidential Information (a “Receiving Party”) from the other party (a "Conveying Party") shall hold all Confidential Information in the strictest confidence and shall protect all Confidential Information of the Conveying Party with at least the same degree of care that the Receiving Party exercises with respect to its own proprietary information. Without the prior written consent of the Conveying Party, the Receiving Party shall not use, disclose, divulge or otherwise disseminate any Confidential Information of the Conveying Party to any person or entity, except for the Receiving Party's attorneys, accountants and such other professionals as the Receiving Party may retain in order for it to perform and enforce the provisions of this Agreement.

10.2           Exceptions.  Notwithstanding Section 10.1, the Receiving Party shall have no obligation with respect to any Confidential Information o£ the Conveying Party which (i) is or becomes within the public domain through no act of the Receiving Party in breach of this Agreement, (ii) was lawfully in the possession of the Receiving Party without any restriction on use or disclosure prior to its disclosure in connection with this Agreement and the negotiations leading to this Agreement, (iii) is lawfully received from another source subsequent to the date of this Agreement without any restriction on use or disclosure, or (iv) is required to be disclosed by order of any court of competent jurisdiction or other governmental authority (provided in such latter case, however, that the Receiving Party shall timely inform the Conveying Party of all such legal or governmental proceedings so that the Conveying Party may attempt by appropriate legal means to limit such disclosure, and the Receiving Party shall further use its best efforts to limit the disclosure and maintain confidentiality to the maximum extent possible).

11.           Independent Contractor. No party or any of its officers, employees, agents or representatives is a partner, employee or agent of any other party for any purpose whatsoever. Rather, each party is and shall at all limes remain an independent contractor. No party has, nor shall it hold itself out at as having, any right, power or authority to create any contract or obligation, either express or implied, on behalf of, in the name of, or binding upon the other party, unless such other party shall consent thereto in writing. Each party shall have the right to appoint and shall be solely responsible for its own employees, agents and representatives, who shall be at such party's own risk, expense and supervision and shall not have any claim against any other party for compensation or reimbursement.

12.           Force Majeure. In. the event of war, fire, flood, labor troubles, strike, riot, act of governmental authority, acts of God, or other similar contingencies beyond the reasonable control of either of the parties interfering with the performance of the obligations of such party, the obligations so affected shall be deferred to the extent necessitated by such event or contingency without liability, but this Agreement shall otherwise remain unaffected. Notice with full details of any circumstances referenced herein shall be given by the affected party to the other party, promptly after its occurrence. The affected party shall use due diligence, where practicable, to minimize the effects of or end any such event. Notwithstanding the above, no event of Force Majeure may extend either parties' obligations for more than one year.

13.           Further Actions. The parties agree to execute such additional documents and to perform all such other and further acts as may be necessary or desirable to carry out the purposes and intentions of this Agreement.

14.           Miscellaneous.

14.1           Notices.  All notices, requests, instructions, consents and other communications to be given pursuant to this Agreement shall be in writing and shall be deemed received (i) on the same day if delivered in person, by same-day courier or by telegraph, telex or facsimile transmission, (ii) on the next day if delivered by overnight mail or courier, or (iii) on the date indicated on the return receipt, or if there is no such receipt, on the third calendar day (excluding Sundays) after being sent by certified or registered mail, postage prepaid, to the party for whom intended to the fol1owing addresses:

If to Banjo:

Banjo Buddies                                                            Wayne Hockmeyer
100 Route 201, P.O. Box 100                                      1521 Alton Road, Ste. 630
The Forks, ME 04985                                                  Miami Beach, FL 33139
Attn: Wayne Hockmeyer
Fax No.:  ___/____- ______

If to Direct Success:

DIRECT SUCCESS LLC #3
c/o Direct Success, Inc. Managing Member
575 Anton Boulevard, Suite 590
Costa Mesa, California 92626
Attn: Tony Kerry, CEO
Fax No.: 714/558-1759

Each party may by written notice given to the other in accordance with this Agreement change the address to which notices to such party are to be delivered.

14.2.           Entire Agreement. This Agreement contains the entire understanding of the parties and supersedes all prior agreements and understandings, whether written or oral, between them with respect to the subject matter hereof. Each Party has executed this Agreement without reliance upon any promise, representation or warranty other than those expressly set forth herein.

14.3           Amendment. No amendment of this Agreement shall be effective unless embodied in a written instrument executed by both of the parties.

14.4           Waiver of Breach.  The failure of any party hereto at any time to enforce any of the provisions of this Agreement shall not be deemed or construed to be a waiver of any such provisions, or in any way to affect the validity of this Agreement or any provisions hereof or the right of any party to thereafter enforce each and every provision of this Agreement. No waiver of any breach of any of the provisions of this Agreement shall be effective unless set forth in a written instrument executed by the party against which enforcement of such waiver is sought; and no waiver of any such breach shall be construed or deemed to be a waiver of any other or subsequent breach.

14.5           Assignability.  This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective heirs, representatives, successors and assigns. Both patties hereto can assign their respective rights under this Agreement, but any such assignment shall not relieve such parties from their obligations contained herein.

14.6           Arbitration; Governing Law. All disputes relating to or arising out of this Agreement shall be resolved by mandatory, binding arbitration with the American Arbitration Association, under the rules of expedited procedure in or near Santa Ana, California.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of California. The arbitrator shall he asked to render a reasoned written opinion. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

14.7           No Representation as to Extent of Sales.  Notwithstanding the minimums required to maintain the license, Direct Success has not made and does not hereby make any representation or warranty with respect to the extent or volume it may achieve in the sale or other exploitation of the Product hereunder. Direct Success shall make such effort to exploit successfully the Product and the related rights herein granted as it may determine in accordance with its business judgment; however, Banjo recognizes and acknowledges that such matters are speculative and agrees that the judgment of Direct Success and its related companies or licensees in regard to any such matters shall be binding and conclusive upon Banjo. Banjo agrees that it will not make any claim nor shall any liability be imposed upon Direct Success based upon any claim that more or better business could have been done than was actually obtained or done by Direct Success or any of its related companies or licensees, or that better prices or terms could have been obtained.

14.8           Severability. All of the provisions of this Agreement are intended to be distinct and several. If any provision of this Agreement is or is declared to be invalid or unenforceable in any jurisdiction, it shall be ineffective in such jurisdiction only to the extent of such invalidity or unenforceability.  Such invalidity or unenforceability shall not affect either the balance of such provision, to the extent it is not invalid or unenforceable, or the remaining provisions hereof, or render invalid or unenforceable such provision in any other jurisdiction.

14.9           Headings.The headings of sections and subsections have been included for convenience only and shall not be considered in interpreting this Agreement.

14.10           Full Execution Required; Counterparts; Facsimi1es. This Agreement shall not become effective unless and until fully executed by all proposed parties hereto. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same Agreement. This Agreement may be executed and delivered by electronic facsimile transmission with the same force and effect as if it were executed and delivered by the parties simultaneously in the presence of one another, and signatures on a facsimile copy hereof shall be deemed authorized original signatures.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the date last written below.

DIRECT SUCCESS LLC #3
By Direct Success, Inc.- Managing Member

By: /s/ Tony Kerry                                  10/10/03
Tony Kerry                                               Date
Chief Executive Officer

BANJO BUDDIES

By: /s/ Wayne Hockmeyer                      ______
Wayne Hockmeyer                                  Date
President